Secretary of State
Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

DOCKET NUMBER : 031920671
CONTROL NUMBER: K922221
EFFECTIVE DATE: 07/03/2003
REFERENCE : 0044
PRINT DATE : 07/11/2003
FORM NUMBER : 111

M. DEWEY BAIN
PLANETLINK COMMUNICATIONSA
1415 BOOKHOUT DRIVE
CUMMING, GA 30041

CERTIFICATE OF AMENDMENT

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify underthe seal of my office that

PLANETLINK COMMUNICATIONS, INC.
A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the Office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

Cathy Cox
Secretary of State